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For Immediate Release

Bell welcomes Astral Media shareholders’ approval of acquisition
Transaction to acquire Québec’s leading media company supports Bell’s broadband investment strategy, levels competitive field in Québec media

MONTRÉAL, May 24, 2012 – BCE Inc. (Bell) welcomed the decision by Astral Media Inc. (Astral) shareholders to approve Bell’s acquisition of the leading Québec media company at a special Astral shareholders meeting held here in Montréal today.

“We are very pleased that Astral shareholders have overwhelmingly decided to support Bell’s acquisition, which brings together two of the strongest brands in Québec to deliver the best content to customers with innovative new broadband services like Fibe TV and Bell Mobile TV,” said George Cope, President and CEO of BCE and Bell Canada.

“This transaction greatly increases the French-language content available from Bell, and levels the competitive playing field with our major competitor in Québec media. We look forward to welcoming the seasoned and talented Astral team as Bell continues to drive broadband investment, innovation and competition in Québec and across Canada,” said Mr. Cope, noting that Astral President and CEO Ian Greenberg will join the BCE Board of Directors following the closing of the transaction.

Astral shareholders were asked to vote for a special resolution approving the acquisition of all Astral issued and outstanding shares by Bell in accordance with the definitive agreement entered into on March 16, 2012. The resolution was approved by 99.84% of the votes cast by holders of Class A non-voting shares, 99.95% of the votes cast by holders of Class B subordinate voting shares, and 100% of the votes cast by holders of special shares of Astral. The transaction is expected to close in the second half of 2012, subject to court and regulatory approvals.

Montréal-based Astral operates 22 television services (including 13 French-language channels), with premium offerings like Super Écran, The Movie Network and HBO Canada, and top specialty brands such as Canal Vie, Canal D, VRAK TV, MusiquePlus, Télétoon/Teletoon, Family and Disney Junior; radio stations in 50 markets, including big brands like NRJ, Virgin Radio, Rouge fm, EZ Rock and boom; more than 100 websites and digital media properties; and out-of-home advertising signage locations in Québec, Ontario and British Columbia.

About Bell
Headquartered in Montréal, BCE Inc. (TSX, NYSE: BCE) is Canada’s largest communications company, with the Bell and Bell Aliant brands providing a comprehensive and innovative suite of broadband wireless and wireline communication services to residential and business customers across Canada. Bell Media is Canada’s premier multimedia company with leading assets in television, radio and digital media, including CTV, Canada’s #1 television network, and the country’s most-watched specialty channels.

The Bell Mental Health Initiative is a multi-year charitable program that promotes mental health across Canada via the Bell Let’s Talk anti-stigma campaign and support for community care, research and workplace best practices. To learn more, please visit Bell.ca/LetsTalk.

For BCE corporate information, please visit BCE.ca. For Bell product and service information, please visit Bell.ca. For Bell Media, please visit BellMedia.ca.

Caution Concerning Forward-Looking Statements
Certain statements made in this news release, including, but not limited to, statements relating to the proposed acquisition by BCE Inc. of all of the issued and outstanding shares of Astral Media Inc., the expected closing date of the transaction, certain strategic benefits expected to result from the transaction, and other statements that are not historical facts, are forward-looking. Forward-looking statements, by their very nature, are subject to inherent risks and uncertainties and are based on several assumptions which give rise to the possibility that actual results or events could differ materially from our expectations expressed in or implied by such forward-looking statements. As a result, we cannot guarantee that any forward-looking statement will materialize and you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements contained in this news release describe our expectations at the date of this news release and, accordingly, are subject to change after such date. Except as may be required by Canadian securities laws, we do not undertake any obligation to update or revise any forward-looking statements contained in this news release, whether as a result of new information, future events or otherwise. Forward-looking statements are provided herein for the purpose of giving information about the proposed transaction referred to above and its expected impact. Readers are cautioned that such information may not be appropriate for other purposes. The timing and completion of the above-mentioned proposed transaction is subject to customary closing conditions, termination rights and other risks and uncertainties including, without limitation, court and regulatory approvals, including approval by the CRTC, Competition Bureau and TSX. Accordingly, there can be no assurance that the proposed transaction will occur, or that it will occur at the expected time or on the terms and conditions contemplated in this news release. The proposed transaction could be modified, restructured or terminated. There can also be no assurance that the strategic benefits expected to result from the transaction will be fully realized.
For more information:

Media inquiries:
Marie-Ève Francœur
Bell Media Relations
(514) 391-5263
marie-eve.francoeur@bell.ca

Investor inquiries:
Thane Fotopoulos
BCE Investor Relations
(514) 870-4619
thane.fotopoulos@bell.ca